Filed Pursuant to Rule 433

Registration Statement No. 333-285508

Bank of Montreal Market Linked Securities

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity

Partial Principal at Risk Securities Linked to an Index Basket due November 29, 2029

Term Sheet to Preliminary Pricing Supplement dated November 17, 2025

Summary of Terms	Summary of Terms (continued)

Issuer:	Bank of Montreal
Market Measure:

An approximately equally weighted basket (the “Basket”). The basket components and their weightings are as follows:

Nasdaq-100 Index® Gold Trust (33.34%)

S&P 500® Index (33.33%)

EURO STOXX 50® Index (33.33%)

Pricing Date*:	November 24, 2025
Issue Date*:	November 28, 2025
Face Amount and Original Offering Price:	$1,000 per security
Maturity Payment Amount (per security):

•    if the ending value is greater than the starting value: $1,000 plus the lesser of:

(i) $1,000 × basket return × upside participation rate; and (ii) the maximum return; or

•    if the ending value is less than or equal to the starting value: the greater of:

(i) $1,000 + ($1,000 × basket return); and (ii) the minimum payment at maturity

Stated Maturity Date*:	November 29, 2029
Starting Value:	100.00
Ending Value:	The product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 33.34% of the component return of the Nasdaq-100 Index®; (B) 33.33% of the component return of the S&P 500® Index; and (C) 33.33% of the component return of the EURO STOXX 50® Index
Component Return:	For each basket component: final component value – initial component value initial component value
Initial Component Value:	With respect to each basket component, its closing value on the pricing date.
Final Component Value:	With respect to each basket component, its closing value on the calculation day.
Maximum Return:	At least 32.40% of the face amount per security, to be determined on the pricing date
Minimum Payment at Maturity	$950.00 per security (95% of the face amount)
Upside Participation Rate:	100%
Basket Return:	(ending value – starting value) / starting value
Calculation Day*:	November 26, 2029
Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”), an affiliate of the issuer

*subject to change

Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 3.325% for Wells Fargo Securities, LLC (“WFS”). Of that agent discount, Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.75% and a distribution expense fee of up to 0.075%
CUSIP:	06376FZT9
Material Tax Consequences:	See the preliminary pricing supplement.

** In addition, selected dealers may receive a fee of up to 0.30% for marketing and other services.

Hypothetical Payout Profile***

***assumes a maximum return equal to the lowest possible maximum return that may be determined on the pricing date.

If the ending value is less than the starting value, you will have 1-to-1 downside exposure to the first 5% decline in the value of the Basket from the starting value, and you may lose up to 5% of the face amount of your securities at maturity.

On the date of the accompanying preliminary pricing supplement, the estimated initial value of the securities is $951.50 per security. The estimated initial value of the securities at pricing may differ from this value but will not be less than $900.00 per security. However, as discussed in more detail in the accompanying preliminary pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/927971/000121465925016806/z1114250424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Securities Generally

•	You May Not Receive Any Positive Return On The Securities And You May Lose Up To 5% Of The Face Amount Of Your Securities At Maturity.

•	Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Securities Included In The Basket Components.

•	Changes In The Values Of The Basket Components May Offset Each Other.

•	The Securities Do Not Pay Interest.

•	The Securities Are Subject To Credit Risk.

•	You Will Be Required To Recognize Taxable Income On The Securities Prior To Maturity.

•	The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

•	The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Basket Components

•	The Maturity Payment Amount Will Depend Upon The Performance Of The Basket Components And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

o	Investing In The Securities Is Not The Same As Investing In The Basket Components.

o	Historical Values Of The Basket Components Should Not Be Taken As An Indication Of The Future Performance Of The Basket Components During The Term Of The Securities.

o	Changes That Affect The Basket Components May Adversely Affect The Value Of The Securities And The Maturity Payment Amount.

o	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Basket Components.

o	We And Our Affiliates Have No Affiliation With Any Underlier Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

•	The Securities Are Subject To Risks Relating To Non-U.S. Securities With Respect To The Nasdaq-100 Index®.

•	The Securities Are Subject To Risks Relating To Non-U.S. Securities Markets With Respect To The EURO STOXX 50® Index.

•	The Securities Do Not Provide Direct Exposure To Fluctuations In Exchange Rates Between The U.S. Dollar And The Euro With Respect To The EURO STOXX 50® Index.

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the Issuer has filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement) if you request it by calling the Issuer’s agent toll-free at 1-877-369-5412.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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